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Exhibit 99.2

VOTING AGREEMENT
AND
IRREVOCABLE PROXY

        THIS VOTING AGREEMENT AND IRREVOCABLE PROXY, dated as of November 20, 2002 (the "Agreement"), is entered into among USA Interactive, a Delaware corporation ("Acquiror"), Red Wing, Inc., a Michigan corporation and a wholly owned subsidiary of Acquiror ("Merger Sub"), and the shareholders of Entertainment Publications, Inc., a Michigan corporation (the "Company"), whose names appear on Schedule I hereto (collectively, the "Shareholders"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

W I T N E S S E T H:

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Merger Sub, the Company and Carlyle-EPI Partners, L.P., a Delaware limited partnership, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger (the "Merger") of Merger Sub with and into the Company and the exchange of outstanding shares of common stock, par value $.01 per share, of the Company (the "Shares") for cash and shares of common stock, $.01 per share, of Acquiror;

        WHEREAS, as of the date hereof, each Shareholder owns (beneficially and of record) the number of Shares set forth the opposite such Shareholder's name on Schedule I hereto (all Shares so owned or which may hereafter be acquired by such Shareholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Shareholder's "Owned Shares");

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Acquiror and Merger Sub have required that the Shareholders enter into this Voting Agreement; and

        WHEREAS, in order to induce Acquiror and Merger Sub to enter into the Merger Agreement, the Shareholders are willing to enter into this Voting Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub and each of the Shareholders, severally and not jointly, hereby agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES;
AND OTHER COVENANTS OF THE SHAREHOLDERS

        SECTION 1.1.    Voting of Shares.    At any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, each Shareholder shall vote its Owned Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any proposal for a Takeover Proposal other than the Merger and against any proposal for action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Ancillary Agreements or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Articles of Incorporation or Bylaws, any other material change in the Company's corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the Ancillary Agreements or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement or the Ancillary Documents which is considered at any such meeting of shareholders or in connection with any action by written consent of shareholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such Owned Shares directly.

        SECTION 1.2.    No Inconsistent Arrangements.    Except as contemplated by this Agreement and the Merger Agreement, each Shareholder shall not during the term of this Agreement (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Shareholder's Owned Shares or any interest therein, or create or, permit to exist any Encumbrance (as defined below) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Owned Shares or any interest therein, (iii) grant any proxy, power-of- attorney or other authorization in or with respect to such Owned Shares, other than the proxy granted hereby, (iv) deposit such Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Owned Shares, or (v) take any other action with respect to the Owned Shares that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

        SECTION 1.3.    Proxy.    Each Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Shareholder's Owned Shares and constitutes and appoints Merger Sub and Acquiror, or any nominee of Merger Sub and Acquiror, with full power of substitution and resubstitution, at any time during the term of this Agreement, as its true and lawful attorney-in-fact and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1.1 (if permitted under the Company's Articles of Incorporation or Bylaws) and to vote each of such Owned Shares as its Proxy, with respect to the matters referred to in Section 1.1, at every annual, special, adjourned or postponed meeting of the shareholders or in connection with any action by written consent of shareholders, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that Michigan Law may permit or require as provided in Section 1.1.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

        SECTION 1.4.    Restrictions on Transfer; Stop Transfer.    Each Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Owned Shares or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of such Shareholder's obligations under this Agreement. Each Shareholder agrees that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Owned Shares, unless such transfer is made in compliance with this Agreement.

        SECTION 1.5.    No Solicitation.    During the term of this Agreement, each Shareholder shall not, nor shall it permit any officer, director or employee of, or any financial advisor, attorney or other advisor or representative of, such Shareholder to: (i) solicit, initiate or knowingly encourage the submission of, any Takeover Proposal; (ii) enter into any agreement with respect to or approve or recommend, any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Each Shareholder shall promptly advise Acquiror orally and in writing of (i) any Takeover Proposal or any inquiry with respect to a potential Takeover Proposal that is received by or communicated to any such Shareholder or any officer or director of such Shareholder or, to the knowledge of the Shareholder, any financial advisor, attorney or other advisor or representative of such Shareholder, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal) and (iii) the identity of the person making any such Takeover Proposal.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each Shareholder hereby represents and warrants to Acquiror and Merger Sub as follows:

        SECTION 2.1.    Due Authorization, etc.    Such Shareholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Acquiror as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Acquiror as Shareholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by or on behalf of such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Shareholder of the transactions contemplated hereby.

        SECTION 2.2.    No Conflicts; Required Filings and Consents.

          (a)  The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate any charter, bylaws or other organizational documents of such shareholder, (ii) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Shareholder is trustee, (iii) conflict with or violate any law applicable to such Shareholder or by which such Shareholder or any of such Shareholder's properties is bound or affected or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Shareholder, including, without limitation, such Shareholder's Owned Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound or affected, except, in the case of clauses (iii) and (iv), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Shareholder of such Shareholder's obligations under this Agreement.

          (b)  The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or approvals or consents required under applicable foreign antitrust or competition laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of such Shareholder's obligations under this Agreement.

        SECTION 2.3.    Title to Shares.    Such Shareholder is the sole record and beneficial owner of its Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

        SECTION 2.4.    No Finder's Fees.    Except for the fees to T.C. Group, L.L.C. that are included in the Holder Allocable Expenses, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder. Such Shareholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

ARTICLE III.

MISCELLANEOUS

        SECTION 3.1.    Definitions.    Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

        SECTION 3.2.    Termination.    This Agreement shall terminate and be of no further force and effect (i) upon the written mutual consent of the parties hereto, (ii) upon termination of the Merger Agreement in accordance with its terms, or (iii) automatically and without any required action of the parties hereto upon the Effective Time. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

        SECTION 3.3.    Further Assurance.    From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

        SECTION 3.4.    Certain Events.    Each Shareholder agrees that this Agreement and such Shareholder's obligations hereunder shall attach to such Shareholder's Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

        SECTION 3.5.    No Waiver.    The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        SECTION 3.6.    Specific Performance.    Each Shareholder acknowledges that if such Shareholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Acquiror and Merger Sub for which money damages would not be an adequate remedy. In such event, each Shareholder agrees that each of Acquiror and Merger Sub shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Acquiror or Merger Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Shareholder hereby waives the claim or defense that

Acquiror or Merger Sub, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

        SECTION 3.7.    Notice.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

    (a)
    If to Acquiror or Merger Sub:

        c/o USA Interactive
        152 West 57th Street
        New York, New York 10019
        Attention: General Counsel
        Facsimile: (212) 314-7439

      With a copy to:

        Gibson, Dunn & Crutcher LLP
        333 South Grand Avenue
        Los Angeles, California 90071
        Attention: Karen E. Bertero
        Facsimile: (213) 229-6360

          (b)  If to a Shareholder, at the address set forth below such Shareholder's name on Schedule I hereto.

        SECTION 3.8.    Expenses.    All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        SECTION 3.9.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 3.10.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

        SECTION 3.11.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement constitutes the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

        SECTION 3.12.    Assignment.    This Agreement shall not be assigned by operation of law or otherwise.

        SECTION 3.13.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan applicable to contracts executed in and to be performed entirely within that State.

        SECTION 3.14.    Amendment.    This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 3.15.    Waiver.    Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        SECTION 3.16.    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Acquiror, Merger Sub and the Shareholders have caused this Agreement to be executed as of the date first written above.

USA INTERACTIVE
By:	/s/ DANIEL C. MARRIOTT
	Name:	Daniel C. Marriott
	Title:	SVP-Strategic Planning
RED WING, INC.
By:	/s/ DARA KHOSROWSHAHI
	Name:	Dara Khosrowshahi
	Title:	President

CARLYLE PARTNERS II, L.P.
By:	TC Group II, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director
CARLYLE INTERNATIONAL PARTNERS II, L.P.
By:	TC Group II, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director
CARLYLE INTERNATIONAL PARTNERS III, L.P.
By:	TC Group II, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director
C/S INTERNATIONAL PARTNERS
By:	TC Group II, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director

STATE BOARD OF ADMINISTRATION OF FLORIDA,
separate account maintained pursuant to an Investment Management Agreement dated as of September 6, 1996 between the State Board of Administration of Florida, Carlyle Investment Group, L.P. and Carlyle Investment Management, L.L.C.
By:	Carlyle Investment Management, L.L.C., as Investment Manager
By:	/s/ ALLAN M. HOLT
	Name:	Allan M. Holt
Title:
CARLYLE-EPI PARTNERS, L.P.
By:	TC Group, L.L.C., its General Partner
By:	TCG Holdings, L.L.C., its sole Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director
CARLYLE-EPI INTERNATIONAL PARTNERS, L.P.
By:	TC Group, L.L.C., its General Partner
By:	TCG Holdings, L.L.C., its sole Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director

CARLYLE-EPI PARTNERS II, L.P.
By:	TC Group, L.L.C., its General Partner
By:	TCG Holdings, L.L.C., its sole Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director
CARLYLE HIGH YIELD PARTNERS, L.P.
By:	TCG High Yield, L.L.C., its General Partner
By:	TCG High Yield Holdings, L.L.C., its Managing Member
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director
CARLYLE SBC PARTNERS II, L.P.
By:	TC Group II, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director
CARLYLE INVESTMENT GROUP, L.P.
By:	TC Group II, L.L.C., its General Partner
By:	TCG Holdings, L.L.C., its sole Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director

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  Exhibit 99.2
VOTING AGREEMENT AND IRREVOCABLE PROXY